Exhibit 10.1

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Supplemental Executive Retirement Agreement (the “Agreement”) is entered into by and between the Bank of New Orleans (the “Bank” or “Employer”) and Lawrence J. LeBon, III (the “Executive”), effective as of December 19, 2006.

PREAMBLE

The purpose of this Agreement is to provide the Executive with supplemental retirement benefits in order to provide him with a reasonable level of retirement income which will assist him in maintaining an appropriate standard of living in retirement. An integral part of the Agreement is to encourage and induce the Executive to remain as a full-time executive officer of the Bank until he attains the retirement age of 65 and to recognize his prior service to the Bank. The parties intend that this Agreement shall at all times be characterized as a “top hat” plan of deferred compensation maintained for the Executive who is a highly compensated employee, as described under ERISA Sections 201(2), 301(a)(3) and 401(a)(1), and the Agreement shall at all times satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and as enacted under the American Jobs Creation Act of 2004. The provisions of the Agreement shall be construed to effectuate such intentions. The Agreement shall be unfunded for tax purposes and for purposes of Title I of ERISA.

WITNESSETH:

WHEREAS, the Executive is currently President and Chief Executive Officer of the Bank; and

WHEREAS, the Executive has provided valuable service as an executive officer of the Bank for many years, and the Bank wishes to recognize such service and his continued service through his retirement at age sixty-five (65); and

WHEREAS, to induce the Executive to continue in its employ to age sixty-five (65), the Bank proposes to supplement the benefits payable to the Executive under the Bank’s 401(k) retirement plan;

NOW, THEREFORE, in consideration of the premise and the mutual promises of the parties hereto, the parties agree as follows:

1. Service Period. This Agreement requires the Executive to serve as a full-time officer of the Bank for a period of ten (10) years. In recognition of his significant years of service to the Bank, the Executive is hereby deemed to have provided four (4) years of service for purposes of this Agreement. The Executive is required to provide an additional six (6) years of service. The Bank shall make the appropriate accrual for the four (4) years of credited service as of the date of this Agreement.

2. Retirement Benefit. If the Executive remains in the employ of the Employer to age sixty-five (65), the Executive shall be entitled to receive from the Employer, upon Separation from Service (as herein defined), an annual supplemental retirement benefit equal to $100,000 (the “Supplemental Retirement Benefit”), payable in equal quarterly installments of $25,000 for ten (10) consecutive years. The quarterly installment payments shall begin with the first day of the third full quarter following the Executive’s retirement. For purposes hereof, Separation from Service shall mean a separation from service within the meaning of Section 409A of the Code and the regulations thereunder.

3. Disability or Death.

(a) In the event that the Executive becomes permanently disabled while in the employ of the Employer, the Executive shall be entitled to receive the Supplemental Retirement Benefit payable in equal quarterly installments beginning with the first day of the first full quarter following the disability of the Executive and continuing thereafter for a period of ten (10) years. For purposes hereof, permanent disability shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank. The determination of the Board of Directors of the Bank as to disability shall be binding on the Executive. Nothing contained in this Agreement shall limit or affect the Executive’s right to the continuation of his salary during any waiting period imposed by a disability plan.

(b) In the event that the Executive commences to receive Supplemental Retirement Benefits under this Agreement and dies prior to the receipt of ten (10) years of such benefits, the remainder of the Supplemental Retirement Benefits shall be payable until the expiration of such term to the beneficiary(ies) designated by the Executive. In the event the Executive dies while employed by the Employer whether before or after age sixty-five (65), the beneficiary(ies) designated by the Executive shall receive the Supplemental Retirement Benefit payable in equal quarterly installments beginning with the first day of the first full quarter following Executive’s death.

4. Termination of Employment.

(a) In the event that the Executive’s employment with the Employer is terminated by the Employer, whether with or without Cause (as defined herein), the Executive shall be entitled to receive the Accrued Amounts (as defined in Section 7 of this Agreement) payable in a lump sum on the first day of the third quarter following the Executive’s Separation of Service. In the event the Executive resigns prior to age sixty-

five (65), the Executive shall be entitled to receive the Accrued Amount payable in a lump sum on the later of (i) his attaining age sixty-five (65), or (ii) the first day of the third quarter following the Executive’s Separation of Service. For purposes of this Agreement, termination of the Executive’s employment for Cause shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank.

(b) In the event that the Executive’s employment with the Employer is terminated, other than for Cause (as defined herein), in anticipation of, concurrently with or following a “Change in Control” of the Employer, the Executive shall receive the Supplemental Retirement Benefit set forth in Section 1 hereof beginning with the first day of the third full quarter following the termination of employment and continuing thereafter for a period of ten (10) years. For purposes of this Agreement, a “Change in Control” shall mean a change in the ownership of the Bank, a change in the effective control of the Bank or a change in the ownership of a substantial portion of the assets of the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder; provided, however, a conversion of the Bank from mutual to stock form of organization shall not be deemed to be a Change in Control.

5. Designation of Beneficiary. The Executive may from time to time, by providing a written notification to the Employer, designate any person or persons (who may be designated concurrently, contingently or successively), his estate or any trust or trusts created by him to receive benefits which are payable under this Agreement. Each beneficiary designation shall revoke all prior designations and will be effective only when filed in writing with the Employer’s Compensation Committee, or any successor thereto (the “Committee”). If the Executive fails to designate a beneficiary or if a beneficiary dies before the date of the Executive’s death and no contingent beneficiary has been designated, then the benefits which are payable as aforesaid shall be paid to his estate. If benefits to be paid to a beneficiary commence and such beneficiary dies before all benefits to which such beneficiary is entitled have been paid, the remaining benefits shall be paid to the successive beneficiary or beneficiaries designated by the Executive, if any, and if none to the estate of such beneficiary. In the event payment is to be made to the estate of the Executive or the estate of a designated beneficiary, the Bank may elect to make the payment in a lump sum using a discount rate equal to 5% rate of interest.

6. Claims Procedure. The Executive or his designated beneficiary or beneficiaries may make a claim for benefits under this Agreement by filing a written request with the Committee. If a claim is wholly or partially denied, the Committee shall furnish the claimant with written notice setting forth in a manner calculated to be understood by the claimant;

(a) the specific reason or reasons for the denial;

(b) specific reference to the pertinent provisions of this Agreement on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect his claim and an explanation why such material or information is necessary; and

(d) appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

Such notice shall be furnished to the claimant within ninety (90) days after the receipt of his claim, unless special circumstances require an extension of time for processing his claim. If an extension of time for processing is required, the Committee shall, prior to the termination of the initial ninety (90) day period, furnish the claimant with written notice indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision. In no event shall an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

A claimant may request the Committee to review a denied claim. Such request shall be in writing and must be delivered to the Committee within sixty (60) days after receipt by the claimant of written notification of denial of claim. A claimant or his duly authorized representative may:

(a) review pertinent documents, and

(b) submit issues and comments in writing.

The Committee shall notify the claimant of its decision on review not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension must be furnished to the claimant prior to the commencement of the extension. The Committee’s decision on the review shall be in writing and shall include specific reasons for the decision, as well as specific references to the pertinent provisions of this Agreement on which the decision is based.

7. Vested Benefit. The Executive shall be one hundred percent (100%) vested in all amounts that are accrued for his benefit under the Agreement as of the date(s) of such accrual(s) (the “Accrued Amount”). Pursuant to Section 1 of this Agreement, the Executive will be forty percent (40%) vested in the Supplemental Retirement Benefit effective as of December 19, 2006. In the event that the Executive has a Separation from Service prior to attaining the age of sixty-five (65), the Executive shall be entitled to receive from the Employer the Accrued Amount payable in a lump sum. The lump sum payment shall be made on the first day of the third full quarter following the Executive’s Separation from Service.

8. Unsecured Promise. Nothing contained in this Agreement shall create or require the Employer to create a trust of any kind to fund the benefits payable hereunder. To the extent that the Executive or any other person acquires a right to receive payments from the Employer, such individual shall at all times remain an unsecured general creditor of the Employer.

9. Assignment. The right of the Executive or any other person to the payment of benefits under this Agreement shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized by the Employer.

10. Employment. Nothing contained herein shall be construed to grant the Executive the right to be retained in the employ of the Employer or any other rights or interests other than those specifically set forth.

11. Amendment, Suspension or Termination. This Agreement shall be binding upon and inure to the benefit of the Employer and the Executive. Notwithstanding anything in the Agreement to the contrary, the Board of Directors of the Bank may amend in good faith any terms of the Agreement, including retroactively, in order to comply with Section 409A of the Code. Prior to the commencement of payment of benefits to the Executive of his beneficiary, the Employer, upon sixty (60) days prior written notice to the Executive, shall have the right to suspend, terminate or amend this Agreement; provided, however, no such suspension, termination or amendment shall adversely affect the rights of the Executive or any beneficiary to the funds and benefits which have accrued as of the date of such action.

12. Successors. This Agreement shall be binding upon and inure to the benefit of the Employer, it successors and assigns and the Executive and his heirs, executors, administrators, and legal representatives.

13. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Louisiana.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

BANK OF NEW ORLEANS

:	By:	/s/ Gordon K. Konrad
Gordon K. Konrad
Chairman of the Compensation Committee
On behalf of the Board of Directors

	By:	/s/ Lawrence J. LeBon, III
Lawrence J. LeBon, III